Exhibit 10.1

Execution Version

AGREEMENT OF PURCHASE AND SALE

BY AND BETWEEN

PROJECT SHORE JV I, LLC

AND

PROJECT SHORE JV II, LLC,

AS BUYERS

AND

COMMON PENSION FUND E

AS SELLER

DATED AS OF JUNE 12, 2013

AGREEMENT OF PURCHASE AND SALE

This Agreement of Purchase and Sale, dated as of June 12, 2013 (the “Purchase Agreement”), is between PROJECT SHORE JV I, LLC, a Delaware limited liability company (“Buyer I”) and PROJECT SHORE JV II, LLC, a Delaware limited liability company (“Buyer I”; Buyer I and Buyer II being referred to individually as a “Buyer” and collectively as “Buyers”) and COMMON PENSION FUND E, a common trust fund created pursuant to New Jersey statute (“Seller”).

WITNESSETH:

WHEREAS, Seller owns the Portfolio Property (as hereinafter defined); and

WHEREAS, Buyers desire to purchase from Seller, and Seller desires to sell to Buyers, the Portfolio Property, upon the terms and subject to the conditions set forth in this Purchase Agreement.

NOW THEREFORE, in consideration of the mutual agreements, covenants, representations, warranties and indemnities contained in this Purchase Agreement, Buyers and Seller agree as follows:

1.                                      Definitions.

For purposes of this Purchase Agreement, the following terms shall have the meanings set forth below:

(a)                                 “Act” shall mean the Securities Act of 1933, as amended.

(b)                                 “Additional Buyer’s Documents” shall mean the documents and instruments executed and delivered by a Buyer to a Manager or Partnership pursuant to this Purchase Agreement, including, but not limited to, any assignment and assumption agreement contemplated by this Purchase Agreement.

(c)                                  “Additional Seller’s Documents” shall mean the documents and instruments executed and delivered by Seller to a Manager or Partnership pursuant to this Purchase Agreement, including, but not limited to, any assignment and assumption agreement contemplated by this Purchase Agreement.

(d)                                 “AIV” shall mean an alternative investment vehicle or similar partnership or other investment entity in which Seller has an interest, established pursuant to a Portfolio Property Agreement to make one or more investments in lieu of such investment being made by the applicable Partnership.

(e)                                  “Allocated Portion of the Purchase Price” shall have the meaning set forth in Paragraph 4(a).

(f)                                   “Approvals” shall mean all notices, legal opinions, consents, amendments, waivers, and modifications required pursuant to the terms of any of the Portfolio Property

Agreements in order to permit the transactions contemplated by this Purchase Agreement (other than (i) the pledge and granting of the security interests in the Pledged Collateral and (ii) the enforcement of Seller’s rights as a secured party with respect to the Pledged Collateral), and shall include, without limitation, with respect to the transfer of the applicable Interests by Seller to a Buyer, waivers of all prohibitions on transfer, waivers of all rights of first refusal, co-sale or similar rights, and all required consents (if any) by the Manager of each of the Partnerships to the transfer of such Interests to such Buyer and the admission of such Buyer as a limited partner to each of the Partnerships.

(g)                                  “Business Day” shall mean any day on which banks are open for general business in New York City, New York, other than a Saturday or Sunday or a day upon which they are obligated by law to be closed.

(h)                                 “Capital Account Balance” shall mean, with respect to Seller and each Partnership, Seller’s capital account balance in such Partnership as determined by the respective Manager of such Partnership and reported on the financial statements of such Partnership, as of the Cut Off Date, as set forth in Schedule 5(g).  For purposes of clarification, the foregoing definition of Capital Account Balance refers to the net asset value of such Interest as determined by the respective Manager of such Partnership and reported on the financial statements of such Partnership as of the Cut Off Date (and not the income tax capital account of Seller in each Partnership).

(i)                                     “Capital Commitment” shall mean with respect to Seller and each Partnership, the aggregate amount that Seller has committed to contribute to such Partnership (including any Remaining Capital Commitment and/or Funded Capital Commitment with respect to such Partnership, but excluding any obligation to return prior distributions to such Partnership or other similar obligations).

(j)                                    “Closing” shall mean an event at which a Buyer shall acquire any Portfolio Property and pay the applicable Closing Payment to Seller scheduled to take place on the applicable Closing Date for the such Portfolio Property and the “Final Closing” shall refer to the Closing at which the last Portfolio Property to be transferred under this Purchase Agreement has been transferred.

(k)                                 “Closing Date” shall mean any date as may be mutually agreed to by Seller and Buyers promptly after satisfaction or waiver of all conditions set forth in Paragraph 8 and Paragraph 9 and the “Final Closing Date” shall refer to the date at which the last Portfolio Property to be transferred under this Purchase Agreement is transferred, but which shall be no later than January 1, 2014 (the “Final Closing Deadline”).

(l)                                     “Closing Payment” shall mean, with respect to each Interest, the amount equal to (a) the amount set forth on Schedule I under the heading “Closing Purchase Price Payment,” plus (b) the amounts described in Paragraph 4(a)(ii), minus (c) the amounts described in Paragraph 4(a)(iii).

(m)                             “Co-Investor Rights” shall mean any rights of first offer, rights of first refusal or other similar rights to purchase limited partnership interests of the Partnerships pursuant to any Portfolio Property Agreement.

(n)                                 “Cut Off Date” shall mean September 30, 2012.

(o)                                 “Default” shall mean (i) the failure of a Buyer to deliver any portion of the Purchase Price, including any portion of any Deferred Purchase Price Payment, pursuant to the terms of this Purchase Agreement when and as the same shall become due and payable by such Buyer, as provided herein, or (ii) a material breach by a Buyer of such Buyer’s covenants set forth in Paragraph 7(e)(i) hereof.

(p)                                 “Deferred Purchase Price Amount” shall mean, with respect to each Interest, the amount set forth on Schedule I under the heading “Deferred Purchase Price Amount,” after taking into account any Deferred Purchase Price Payments made pursuant to Paragraph 4(b)(iii)(A) through (D) in respect of such Interest.

(q)                                 “Deferred Purchase Price Payment Dates” shall mean, with respect to each Interest transferred to Buyers, the dates on which the Deferred Purchase Price Payments shall be due and payable for such Interest in accordance with Paragraph 4(b)(iii).

(r)                                    “Deferred Purchase Price Payments” shall have the meaning set forth in Paragraph 4(b)(iii).

(s)                                   “Deposit” shall have the meaning set forth in Paragraph 4(b)(i).

(t)                                    “Distributions” shall mean, without duplication, (i) all proceeds received by Seller from the sale, assignment, transfer, conversion, exchange, redemption, exercise, repayment, waiver, release, compromise, settlement or satisfaction of the Interests and (ii) all distributions, dividends, interest and payments of cash, Securities or other property received (or deemed received under the Portfolio Property Agreements) by Seller from the Partnerships with respect to or in connection with the Interests, including all interest earned on dividends, distributions and other payments by the Partnerships and all interest earned on distributions of Securities which have been sold or otherwise liquidated by the partnerships.  The value of all “in-kind” payments, dividends or other distributions received by the Seller from the Partnerships shall be the value assigned thereto by the respective Manager pursuant to the terms of the respective Portfolio Property Agreement.  For purposes of this definition, the amount of Distributions shall include any tax or other withholdings thereon, including withholdings in respect of taxes previously paid by a Partnership and reductions in Distributions attributable to prior tax distributions or advances made by a Partnership.

(u)                                 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(v)                                 “Excluded Interests” shall mean the Interests (or any portion thereof): (i) with respect to which Seller is unable to obtain the necessary Approvals prior to the applicable Closing Date for the sale, assignment and transfer to a Buyer of such Interests as contemplated by this Purchase Agreement; (ii) that Seller and Buyers have mutually agreed to exclude from the transactions contemplated by this Purchase Agreement; or (iii) which have been purchased pursuant to the exercise of any Co-Investor Rights.

(w)                               “Excluded Obligations” shall have the meaning set forth in Paragraph 3(d).

(x)                                 “Final Closing Date” shall have the meaning set forth in Paragraph 1(k).

(y)                                 “Final Closing Deadline” shall have the meaning set forth in Paragraph 1(k).

(z)                                  “Funded Capital Commitment” shall mean with respect to Seller and each Partnership, the amount of Seller’s Remaining Capital Commitment to such Partnership that has been paid by Seller after the Cut Off Date and prior to the applicable Closing Date, all as set forth in Schedule 5(g).

(aa)                          “Interest” shall mean the limited partner interest in a Partnership owned by Seller and set forth on Schedule I and “Interests” shall mean all of the Interests, collectively.  For the avoidance of doubt, each Partnership shall include each AIV, parallel vehicle or similar entity through which Seller participated in any underlying investment of any Partnership.

(bb)                          “Investment Lien” shall mean any restriction or limitation pertaining to the sale, assignment, disposition or transfer of any Interest (including any consents or approvals of transfers, rights of first refusal and similar rights) arising out of or based on any Portfolio Property Agreement.  For purposes of clarification, Investment Lien does not include any third-party Lien on a Portfolio Property with respect to indebtedness incurred by a Manager or Partnership, regardless of whether or not such Lien arises out of or is based on any Portfolio Property Agreement.

(cc)                            “Lien” shall mean any lien, pledge, claim, security interest, encumbrance or charge, restriction or limitation of any kind, whether arising by agreement, operation of law or otherwise.

(dd)                          “Losses” shall mean any damages, losses, claims, suits, proceedings, liabilities, costs and expenses (including settlement costs and any reasonable expenses for investigation or defense of any actions or threatened actions), all of which, with respect to the Seller, shall be subject to Paragraph 15(m).

(ee)                            “Manager” shall mean with respect to each Partnership, the general partner(s), managing member(s), or other comparable controlling party(ies) of such Partnership.

(ff)                              “Partnerships” shall mean the issuers of any Interests as set forth on Schedule I, including any AIV, parallel vehicle or similar entity through which Seller participates in any underlying investment of the Partnership, and each individually referred to as a “Partnership”.

(gg)                            “Permitted Entity” shall mean a partnership, limited liability company, corporation, or other entity that is (i) at least fifty-one percent (51%) directly or indirectly beneficially owned by affiliates of (A) NorthStar Realty Finance Corp., a Maryland corporation, (B) NRFC Sub-REIT Corp., a Maryland corporation and/or (C) NorthStar Real Estate Income Trust, Inc., a Maryland corporation and (ii) directly or indirectly 100% controlled by affiliates of

(A) NorthStar Realty Finance Corp., a Maryland corporation, (B) NRFC Sub-REIT Corp., a Maryland corporation, (C) NorthStar Real Estate Income Trust, Inc., a Maryland corporation, (D) Goldman Sachs Asset Management, L.P., a Delaware limited partnership, (E) Goldman Sachs & Co., a New York partnership (F) Vintage Fund VI, L.P., a Delaware limited partnership, or (G) any combination of the foregoing entities listed in clauses (A) through (F).

(hh)                          “Pledged Collateral” shall have the meaning set forth in Paragraph 4(c)(i).

(ii)                                  “Portfolio Contractual Right” shall mean with respect to Seller, any contractual right of Seller under any of the Portfolio Property Agreements (or otherwise) relating to an Interest, to the extent Seller has such rights and such rights are transferable, including, without limitation: (i) rights to be represented on committees of the Partnerships; (ii) rights of first refusal on issuances of additional limited partner interests of the Partnerships; (iii) rights of first refusal, first offer and co-sale among partners of the Partnerships; and (iv) rights to receive financial and other information from the Partnerships.

(jj)                                “Portfolio Property” shall mean all of the Interests and Portfolio Property Agreements, including all of the Portfolio Contractual Rights, of each Partnership and, collectively, all of the Partnerships.

(kk)                          “Portfolio Property Agreement” shall mean any agreement, instrument and document to which Seller is a party that governs or regulates the terms of Seller’s ownership in the Portfolio Property, including subscription agreements, partnership agreements, side letters and other similar agreements, in each case, as amended, modified or supplemented and in effect, but excluding any agreement between Seller and its consultants, agents and employees.

(ll)                                  “Public Records Acts” shall have the meaning set forth in Paragraph 11(a).

(mm)                  “Purchase Price” means $925,391,203.

(nn)                          “Prime Rate” shall mean, with respect to any period, the prime rate for such period as reported in The Wall Street Journal or, if the prime rate is not reported in The Wall Street Journal, such other source as is agreed to between Buyers and Seller.

(oo)                          “Remaining Capital Commitment” shall mean with respect to Seller and each Partnership, the amount of Seller’s Capital Commitment to such Partnership that has not been contributed by Seller to such Partnership as of the Cut Off Date.

(pp)                          “Securities” shall have the meaning ascribed to that term in the Act.

(qq)                          “Start Date” shall have the meaning set forth in Paragraph 4(b)(iii)(A).

(rr)                                “Transfer Expenses” shall mean all sales (including bulk sales), use, transfer (including real property transfers or gains), filing, recording, ad valorem, privilege, documentary. gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar taxes or fees (other than any fees and expenses of a Manager or a Partnership which shall be governed by Paragraph 15(a)), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(ss)                              “Uniform Commercial Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Delaware; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Seller’s Lien on any Pledged Collateral is governed by the Uniform Commercial Code (or equivalent non-U.S. applicable law) as in effect in a jurisdiction other than the State of Delaware, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code (or equivalent non-U.S. applicable law) as in effect in such other jurisdiction for purposes of the provisions of this Purchase Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

2.                                      Sale and Purchase of the Portfolio Property.

Subject to the terms and conditions of this Purchase Agreement, and in reliance on the representations, warranties and agreements set forth in this Purchase Agreement, at each Closing, (i) Seller shall sell, assign, transfer and deliver to Buyers, and Buyers shall purchase and acquire from Seller, all of Seller’s right, title and interest of Seller in and to the applicable portion of the Portfolio Property transferred at such Closing, and (ii) Buyers agree to assume and perform from and after such Closing all liabilities and obligations of Seller under the related Portfolio Property Agreements, other than the Excluded Obligations.  The Partnerships relating to the Portfolio Property to be sold, assigned and transferred by Seller and purchased by the Buyers is set forth on Schedule I hereto.  The Portfolio Property with respect to a Partnership shall be transferred to the Buyer set forth opposite the name of such Partnership on Schedule III and for all purposes under this Purchase Agreement, the “Buyer” with respect to an Interest shall be the Buyer designated on such Schedule III.  In addition, Buyers shall have the right to modify Schedule III from time to time with respect to the designated Buyer to acquire a particular Portfolio Property (subject to the prior written consent of Seller of any such modification (if applicable) in accordance with Paragraph 15(c)).  At any time following the date hereof, upon becoming an Excluded Interest, an Interest shall be deemed removed from Schedule I hereto, and shall no longer be subject to the sale and purchase contemplated hereby.

3.                                      Closings.

(a)                                 Each Closing with respect to any Interest will take place on a Closing Date by exchange of executed documents in such manner and at such place as Buyers and Seller may agree If any condition in Paragraph 8 or Paragraph 9 is not satisfied in any respect or is not duly waived at such Closing, the party whose obligations are subject to such condition may extend the Closing Date but not past the Final Closing Deadline (during which extension the other party shall use all reasonable efforts to cause all such conditions to be satisfied in all respects).  If all conditions are determined to be satisfied or are duly waived at such Closing (whether or not delayed), such Closing shall be consummated.  Buyers and Seller agree that the purchase and sale of Portfolio Property contemplated by this Purchase Agreement may take place at more than one Closing.

(b)                                 At each Closing, Buyers shall deliver to Seller (i) the Closing Payments relating to the Interests being transferred by Seller at such Closing, (ii) the certificates and other documents referred to in Paragraph 8 to be delivered by Buyers as a condition to the consummation of the transactions contemplated under this Purchase Agreement, and (iii) if not theretofore delivered, all other instruments and documents required by the Partnerships to be delivered by Buyers as a condition to the consummation of the transactions contemplated under this Purchase Agreement.  In addition, at the first Closing, Buyers shall deliver to Seller a guaranty in the form attached hereto as Exhibit B executed by NorthStar Realty Finance Corp. and Vintage Fund VI, L.P.  On each Deferred Purchase Price Payment Date relating to each Interest, Buyers shall deliver to Seller the Deferred Purchase Price Payment relating to such Interest due and payable on such Deferred Purchase Price Payment Date.

(c)                                  At each Closing, except as otherwise provided in Paragraph 12, Seller shall deliver or cause to be delivered to Buyers (i) all applicable executed assignment and assumption agreements pursuant to which Seller shall convey the Interests it is transferring to Buyers, free and clear of all Liens, other than Investment Liens pertaining to any Buyer and restrictions under federal and state securities laws, (ii) all of the applicable Portfolio Property Agreements and other documents that constitute a part of such Interests to be transferred at such Closing, which have not previously been delivered to Buyers, (iii) the certificates and other documents referred to in Paragraph 9 to be delivered by Seller as a condition to the consummation of the transactions contemplated under this Purchase Agreement, and (iv) such Approvals as may, in the reasonable opinion of Buyers, be necessary to permit Buyers to acquire the applicable Interests free and clear of all Liens, other than Investment Liens pertaining to any Buyer and restrictions under federal and state securities laws, and to admit each Buyer as a substitute limited partner with respect to each of the Interests acquired by such Buyer at such Closing.

(d)                                 Pursuant to the terms and conditions of this Purchase Agreement, and pursuant to the applicable assignment and assumption agreements, at each Closing, each Buyer shall assume the obligations and liabilities of Seller with respect to the applicable Interests arising or otherwise outstanding on and after the applicable Closing Date arising under the applicable Portfolio Property Agreements relating to the applicable Portfolio Property purchased pursuant to this Purchase Agreement at such Closing; provided that such Buyer is not, directly or indirectly, assuming, and shall not in any way be or become responsible for, and Seller shall remain responsible for (i) any Losses arising from the breach by Seller of its representations, warranties, covenants or agreements made by it under the applicable Portfolio Property Agreements under this Purchase Agreement or the applicable Additional Seller’s Documents, (ii) any tax liabilities of Seller, (iii) any Losses which arise, accrue, or result from any action of Seller with respect to the Interests on or prior to the applicable Closing Date, (iv) any liabilities or obligations relating to any Excluded Interest or arising under any Portfolio Property Agreement, Portfolio Contractual Right or otherwise relating to any such Excluded Interest, or (v) any obligations (regardless of whether of the Seller or the Buyers) to disgorge, in whole or in part, or otherwise reimburse or pay to the Partnership or any other person any Distributions received by the Seller with respect to the Interests prior to the Cut Off Date (other than Distributions which are recalled for purposes of making new investments or paying the ordinary operating expenses of the Partnership incurred after the Cut Off Date), whether such return shall be effected by repayment, capital call, or by deduction for the Seller’s or a Buyer’s capital account, or set-off against any subsequent Distribution, or otherwise (clauses (i) through (v), the “Excluded Obligations”).

(e)                                  Each Buyer acknowledges that certain rights under certain of the Portfolio Property Agreements (including but not limited to side letters and certain other Portfolio

Contractual Rights) may be unique to Seller and that the grant to such Buyer of such rights by the Manager of the applicable Partnership in connection with such Buyer’s purchase of an Interest pursuant to this Purchase Agreement and admission to such Partnership as substitute limited partner shall be subject to the consent of the applicable Manager or Partnership.  The parties shall exercise commercially reasonable efforts to obtain such consent of the applicable Manager or Partnership.  Each Buyer further acknowledges and agrees that failure to obtain such consent to the assignment of rights under the Portfolio Property Agreements, including any side letter, shall not affect such Buyer’s obligations hereunder.

4.                                      Purchase Price.

(a)                                 Purchase Price Allocation and Adjustments.

(i)                                     The purchase price for each Interest shall be the amount set forth opposite the name of the relevant Partnership relating to such Interest on Schedule I under the heading “Purchase Price Allocation” (with respect to any Interest, the “Allocated Portion of the Purchase Price”); provided, however, in no event shall the aggregate amount paid to Seller in respect of the Allocated Portion of the Purchase Price for all of the Interests transferred to Buyers exceed the aggregate Capital Account Balance as of the Cut Off Date for such Interests and if, as of the Final Closing, due to one or more Interests becoming Excluded Interests, the aggregate Allocated Portion of the Purchase Price paid (or to be paid) to Seller for Interests transferred to Buyers would exceed the Capital Account Balance as of the Cut Off Date for such Interests, then (A) Buyers and Seller shall adjust the Allocated Portion of the Purchase Price for the Interests transferred to Buyers (including the Interests being transferred at the Final Closing) so that aggregate Allocated Portion of the Purchase Price equals the Capital Account Balance as of the Cut Off Date for such transferred Interests, (B) if, at such time, the aggregate Closing Payments for such Interests are insufficient to offset any amounts received by Seller that exceeded (x) fifty-five percent (55%) of (y) the Capital Account Balance as of the Cut Off Date with respect to all Interests transferred to Buyers as of the Final Closing, then Seller shall promptly refund any such excess amount to Buyers, and (C) as of the Final Closing, Schedule I shall be adjusted by Seller and Buyers so that the aggregate amounts listed under the headings “Closing Purchase Price Payment” and “Deferred Purchase Price Amount” with respect to the Interests transferred to Buyers equals the aggregate Capital Account Balance as of the Cut Off Date for the transferred Interests.

(ii)                                  At each Closing of an Interest, an amount equal to the sum of all Funded Capital Commitments to the relevant Partnership attributable to such Interest shall be added to the Closing Payment for such Interest.  To the extent that a Funded Capital Commitment was made in a currency other than the US Dollar, then the exchange rate utilized to determine the amount of such Funded Capital Commitment in US Dollars shall be the spot rate as of the date such Funded Capital Commitment was made by Seller.

(iii)                               At each Closing of an Interest, an amount equal to the sum of all Distributions made by the relevant Partnership to Seller with respect to such Interest after the Cut Off Date through the applicable Closing Date shall be deducted from the Closing Payment for such Interest.  To the extent that a Distribution was made in a currency other than the US Dollar, then the exchange rate utilized to determine the amount of such Distribution in US Dollars shall be the spot rate as of the date such Distribution was made to Seller by the applicable Underlying Partnership.

(iv)                              To the extent the parties discover after a Closing that the amount of the Capital Account Balance, Funded Capital Commitments, and/or Distributions used in calculating the Closing Payment with respect to an Interest was incorrect, the Closing Payment will be appropriately adjusted between the Parties to take into account the actual Capital Account Balance, Funded Capital Commitments and/or Distributions in respect of such Interest and the Deferred Purchase Price with respect to such Interest shall be appropriately adjusted to take into account the actual Capital Account Balance.  Any amounts owing from one party to another based on such a required adjustment shall be paid by such party as promptly as practicable following such party’s notice of such adjustment.

(v)                                 It is understood and agreed that the Purchase Price shall be paid in multiple installments, with the Closing Payments being paid at each Closing with respect to the Interests transferred to Buyers at such Closing and Deferred Purchase Price Amounts with respect to such Interests being paid on the applicable Deferred Purchase Price Payment Dates as described below.

(vi)                              The foregoing provisions of this Paragraph 4(a) shall survive the Closing with respect to the applicable Interest.

(b)                                 Payment of Purchase Price.

(i)                                     Buyers shall pay to Seller, on or prior to the date of this Purchase Agreement, a nonrefundable deposit in the amount of $50,000,000 (the “Deposit”).

(ii)                                  On any Closing Date on which an Interest is transferred hereunder, Buyers shall pay Seller the Closing Payment with respect to each Interest being sold by Seller on the applicable Closing Date.  On the first Closing Date, an amount equal to the Deposit shall be credited against the aggregate Closing Payments due from Buyers to Seller on such first Closing Date.

(iii)                               The Buyers shall pay to Seller the Deferred Purchase Price Amount with respect to each Interest sold by Seller to a Buyer on a Closing Date in quarterly installments made no later than ten (10) Business Days after the end of each applicable calendar quarter, with each such quarterly installment due and calculated as follows (each such payment as described in this Paragraph 4(b)(iii), a “Deferred Purchase Price Payment”):

(A)                   For each calendar quarter during the 12 month period beginning on the first day of the first full calendar quarter following the Closing Date at which such Portfolio Property is transferred to a Buyer (the “Start Date”) and ending one (1) day prior to the first anniversary of the Start Date (e.g., if the applicable Closing Date occurs on June 30, 2013, then the Start Date with respect to such Interest would be July 1, 2013), Buyers shall pay Seller the following:  (1) for each of the first three calendar quarters during such 12 month period, an amount equal to 15% of the aggregate Distributions received by Buyers from the applicable Partnership during such calendar quarter and (2) for the final calendar quarter during such 12 month period, an amount equal to the greater of (x) 15% of the aggregate Distributions received by Buyers from the applicable Partnership during such calendar quarter and (y) the sum of (A) 15% of the applicable Deferred Purchase Price Amount minus (B) the Deferred Purchase Price Payments made with respect to the first, second and third calendar quarters of such 12-month period for the applicable Interest

(B)                   For each calendar quarter during the 12 month period beginning on the first anniversary of the Start Date and ending one (1) day prior to the second anniversary of the Start Date, Buyers shall pay Seller the following:  (1) for each of the first three calendar quarters during such 12 month period, an amount equal to 15% of the aggregate Distributions received by Buyers from the applicable Partnership during such calendar quarter and (2) for the final calendar quarter during such 12 month period, an amount equal to the greater of (x) 15% of the aggregate Distributions received by Buyers from the applicable Partnership during such calendar quarter and (y) the sum of (A) 15% of the applicable Deferred Purchase Price Amount minus (B) the Deferred Purchase Price Payments made with respect to the first, second and third calendar quarters of such 12-month period for the applicable Interest.

(C)                   For each calendar quarter during the 12 month period beginning on the second anniversary of the Start Date and ending one (1) day prior to the third anniversary of the Start Date, Buyers shall pay Seller the following:  (1) for each of the first three calendar quarters during such 12 month period, an amount equal to 15% of the aggregate Distributions received by Buyers from the applicable Partnership during such calendar quarter and (2) for the final calendar quarter during such 12 month period, an amount equal to the greater of (x) 15% of the aggregate Distributions received by Buyers from the applicable Partnership during such calendar quarter and (y) the sum of (A) 15% of the applicable Deferred Purchase Price Amount minus (B) the Deferred Purchase Price Payments made with respect to the first, second and third calendar quarters of such 12-month period for the applicable Interest.

(D)                   For each calendar quarter during the 12 month period beginning on the third anniversary of the Start Date and ending one (1) day prior to the fourth anniversary of the Start Date, Buyers shall pay Seller the following:  (1) for each of the first three calendar quarters during such 12 month period, an amount equal to 50% of the aggregate Distributions received by Buyers from the applicable Partnership during such calendar quarter and (2) for the final calendar quarter during such 12 month period, an amount equal to the then outstanding unpaid balance of the applicable Deferred Purchase Price Amount (if any).

(iv)                              Notwithstanding the provisions of Paragraph 4(b)(iii) to the contrary, (A) at such time as the Buyers have made aggregate Deferred Purchase Price Payments with respect to an Interest equal to the Deferred Purchase Price Amount for such Interest, then no further payments shall be due to Seller from a Buyer with respect to such Interest and (B) at such time as Buyers have made Deferred Purchase Price Payments equal to the aggregate Deferred Purchase Price Amounts for all of the Interests transferred to Buyers, then no further payments shall be due to Seller from a Buyer with respect to the Purchase Price, the Deferred Purchase Price Amount, or the Interests.

(v)                                 All payments shall be made by wire transfer of immediately available funds to Seller’s account designated on Schedule II.

(c)                                  Security Interest.

(i)                                     Subject to the consummation of the applicable Closing and to the written consent thereto of the applicable Manager (which consent shall not be a required Approval), as collateral security for the Buyers’ prompt and complete payment of the aggregate Deferred Purchase Price Amounts for all of the Interests transferred to Buyers as and when due, (i) each Buyer pledges and grants to Seller a lien on and first priority and perfected security interest in all of Buyer’s right, title and interest in and to the Interests acquired by such Buyer from Seller hereunder (the “Pledged Collateral”).  Seller and Buyers agree that, subject to the written consent of the applicable Manager, this Purchase Agreement creates, and is intended to create, valid and continuing Liens upon the Pledged Collateral in favor of Seller.  Each Buyer represents, warrants and promises to Seller that such Buyer has rights in, subject to the written consent of the applicable Manager, the power to transfer the Pledged Collateral upon which it purports to grant a Lien pursuant to this Purchase Agreement, free and clear of any and all Liens or claims of others other than Investment Liens and restrictions under federal and state securities laws.  Each Buyer hereby authorizes Seller at any time and from time to time to file in any relevant jurisdiction any financing statements (containing a description of the Pledged Collateral in form and substance consistent with that set forth on Exhibit A hereto) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment thereto relating to the Pledged Collateral and to take any other steps required under applicable law to create and/or perfect the Seller’s security interest in the Pledged Collateral.

(ii)                                  Seller hereby acknowledges and agrees that upon the payment and satisfaction in full of the aggregate Deferred Purchase Price Amounts for all of the Interests transferred to Buyers, Seller’s security interest in the Pledged Collateral shall be automatically released and Seller hereby irrevocably authorizes Buyers and Buyers’ agents and representatives at any time thereafter to file in any relevant jurisdiction any financing termination statements and amendments thereto that contain the information required by Article 9 of the Uniform

Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment thereto relating to the Pledged Collateral and to take any other steps required under applicable law to terminate Seller’s security interest in the Pledged Collateral.  In addition, upon a permitted transfer of an Interest pursuant to Paragraph 7(e)(i)(C), Seller hereby acknowledges and agrees that Seller’s security interest in the Pledged Collateral solely as it relates to such transferred Interest shall be automatically released and Seller and Buyers shall cooperate to execute such partial termination statements and amendments thereto as are reasonably required to evidence such termination as it relates to the release of the lien on such transferred Interest and to take any other steps required under applicable law to terminate Seller’s security interest in the Pledged Collateral solely as it relates to such transferred Interest.

(iii)                               Seller understands and acknowledges that none of the Pledged Collateral has been registered under the Securities Act and that the Pledged Collateral cannot be re-sold except in accordance with both (A) the applicable provisions of the Portfolio Property Agreements and (B) an effective registration or exemption from registration under the Securities Act and other applicable state and non-U.S. securities laws.  Seller’s rights and remedies under this Purchase Agreement with respect to the Pledged Collateral shall be cumulative and nonexclusive of any other rights that Seller may have at law or in equity.

(d)                                 Right to Holdback.

(i)                                     If a Buyer incurs or suffers any direct Losses as a result of, relating to or arising out of (A) any inaccuracy in or breach of any representation or warranty of Seller contained in this Purchase Agreement or the Additional Seller’s Documents, (B) any failure by Seller to perform any covenant, agreement or obligation of Seller contained in this Purchase Agreement or the Additional Seller’s Documents (unless waived in writing by Buyers at or prior to the Closing), (C) any taxes, fees or other governmental charges attributable to the ownership by Seller of an Interest on or prior to the Closing Date, (D) any Excluded Obligation, or (E) any liability, obligation or claim that may be made with respect to any Excluded Interest (if any) (each, a “Seller Liability” and any Loss relating thereto a “Seller Liability Loss”), Buyers shall have the right to reduce the Deferred Purchase Price Amount dollar for dollar by the amount of such Seller Liability Loss and such amount shall be a corresponding dollar for dollar reduction to the Purchase Price payable pursuant to this Purchase Agreement.  In no event shall Seller Liability Losses include any consequential damages.

(ii)                                  Buyers shall be entitled to withhold from the payment of any Deferred Purchase Price Amount the amount of any such Seller Liability Loss (each, a “Holdback Amount”) as determined in good faith by Buyers until the validity and amount of such claimed Seller Liability Loss is resolved, and Buyers shall not be considered in Default as a result of such withholding; provided, however, that to the extent that a court of competent jurisdiction finds that an alleged Seller Liability Loss is not in fact due or owing from the Seller, then Buyers shall promptly (but in no event later than two (2) Business Days after such finding) pay to Seller the applicable Holdback Amount, together with interest thereon at the Prime Rate plus four (4%) per annum accruing from the applicable Deferred Purchase Price Payment Date until such Holdback Amount is paid to the Seller.  If a Buyer fails to timely pay any amounts owing to Seller pursuant to the proviso in the foregoing sentence, then such failure shall thereafter constitute a Default by Buyer.

(iii)                               If a Buyer exercises its rights with respect to a Holdback Amount hereunder, such Buyer shall provide written notice thereof to Seller and a written description of the basis for (and calculation of) such Holdback Amount, including a description of the alleged Seller Liability giving rise to such Holdback Amount.  Each of Buyers and Seller agree that, following such Buyer’s delivery of a written notice of a Holdback Amount, Buyers and Seller shall use their good-faith efforts to have a telephonic meeting between Buyers and Seller to discuss the claimed Seller Liability and Holdback Amount within ten (10) Business Days of such Buyer’s delivery of such notice.  To the extent that the Seller agrees in writing to the amount of a Seller Liability (or a court of competent jurisdiction finds a claim of Seller Liability in favor of such Buyer), such Buyer shall be entitled to retain all or a portion of the Holdback Amount in an amount equal to such Seller Liability and the Deferred Purchase Price Amount shall be reduced (but not below zero) by such amount.

(e)                                  Tax Considerations.  Solely for US federal income tax purposes, the purchase price of each Interest shall be the Closing Payment plus the Deferred Purchase Price Amount for such Interest.

5.                                      Representations and Warranties of Seller.

Seller hereby represents and warrants to Buyers, as of the date of this Purchase Agreement and as of each Closing Date, as follows:

(a)                                 Authorization.  Seller is a common trust fund created pursuant to New Jersey statute.  Seller has the requisite power and authority to enter into, execute and deliver this Purchase Agreement and each of the Additional Seller’s Documents to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder.  This Purchase Agreement and the transactions contemplated hereby have been, and each of the Additional Seller’s Documents to which it is a party will have been at the applicable Closing, duly authorized, executed and delivered by it, and this Purchase Agreement constitutes, and each of the Additional Seller’s Documents to which it is a party will constitute at the applicable Closing, its valid and binding obligation of Seller, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors’ rights generally.

(b)                                 Title to Interest.  Seller owns all right, title and interests (legal and beneficial) in and to the Portfolio Property as of the date hereof and, as to each such Interest to be transferred to Buyers at an applicable Closing, as of the applicable Closing Date of such Closing, free and clear of all Liens other than Investment Liens and restrictions under federal and state securities laws.  Except as otherwise required in Paragraph 12, upon delivery of the applicable Interests to a Buyer and payment to Seller of the Closing Payments applicable thereto, Buyers will acquire good and marketable title to such Interests free and clear of all Liens other than (i) Investment Liens pertaining to any Buyer and restrictions under federal and state securities laws and (ii) any Liens created by Buyer.  Seller acquired each Interest through a primary issuance of such security by the corresponding Partnership (i.e., not through a transfer or secondary market acquisition of such security).

(c)                                  No Conflicts.  Neither the execution and delivery of this Purchase Agreement or the Additional Seller’s Documents to which it is a party nor the performance or consummation of the transactions contemplated hereby or thereby by Seller will conflict with, result in the material breach of, constitute a material default under or accelerate performance provided by the terms of: (i) any law, rule or regulation of any government or governmental or regulatory agency applicable to Seller; (ii) any judgment, order writ, decree, permit or license of any court or governmental or regulatory agency to which Seller may be subject; (iii) any Portfolio Property Agreement or other contract, agreement, commitment or instrument to which Seller is a party or by which it or any of its assets is bound; or (iv) Seller’s constituent documents or other governing instruments (or constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing).  The execution and delivery of this Purchase Agreement by Seller and the performance and consummation of the transactions contemplated hereby do not require any registration, filing, qualification, consent or approval under any such law, rule, regulation, judgment, order, writ, decree, permit or license to which Seller may be subject.

(d)                                 Agreements and Commitments.

(i)                                     To Seller’s knowledge, Schedule 5(d) sets forth a true and complete list of all Portfolio Property Agreements and, other than such Portfolio Property Agreements, there are no other documents or agreements entered into by Seller with respect to Seller’s Interests in the Partnerships.  To the extent they are in Seller’s possession, Seller has made available to Buyers true and correct copies of (i) all Portfolio Property Agreements (in each case in the form provided to Seller by the applicable Manager) and (ii) any material correspondence in Seller’s possession with the Partnerships relating to the Interests.

(ii)                                  Seller has made all required capital contributions to each Partnership in the amount specified in any capital call by the Manager of such Partnership.  Seller has paid all management fees specified in any payment notice from a Manager or Partnership due and payable by it pursuant to the terms of the relevant Portfolio Property Agreements, including all such fees through the applicable Closing Date with respect to the Interests to be transferred on such date.  Seller has not made any voluntary capital contributions or written commitments to any of the Partnerships in which it owns an Interest nor have any been made on behalf of it.

(iii)                               Seller (A) has not received written notice from any Manager that it is required to return any Distributions or portions of Distributions previously received by it from any of the Partnerships in which Seller holds an Interest, (B) has not been informed in writing by any Manager or Partnership that the information set forth in any financial statements or other written reports of such Partnership that have been delivered to Seller by such Manager or Partnership was not true and correct as of the date thereof, and (C) is not in default, nor, to Seller’s knowledge, is there any reasonable basis for any valid claim of default, under any applicable Portfolio Property Agreement or obligation owed by it with respect to any of such Partnerships.

(e)                                  Litigation.  There is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending or, to Seller’s knowledge, threatened against Seller, at law or in equity, before or by any governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would question the validity of, or prevent the consummation of, the transactions contemplated by this Purchase

Agreement.  There is no action, suit, claim, proceeding, arbitration, or investigation by Seller pending or threatened against any other person or entity relating to the Portfolio Property, Manager, or the Partnerships.  To Seller’s knowledge, there is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending or, threatened with respect to any Portfolio Property.

(f)                                   Advisers.  Except with respect to R.V. Kuhns & Associates, Inc., the fees and expenses of which shall be paid by Seller, Seller has not, directly, or indirectly, dealt with anyone acting in the capacity of a finder or broker, nor has Seller incurred any obligations for any finder’s or broker’s fee or commission, in connection with the transactions contemplated by this Purchase Agreement.

(g)                                  Lists of Distributions, Commitments, etc.  Based upon information provided by the Managers of the Partnerships, Schedule 5(g) contains true and accurate lists of: (i) the date and value of all Distributions received by Seller after the Cut Off Date; (ii) all Funded Capital Commitments, showing the date and amount of each payment; (iii) the amount of the Capital Account Balance of Seller in each applicable Partnership; and (iv) the amount of the Capital Commitment, Remaining Capital Commitment of Seller to each Partnership.

(h)                                 Certain Conduct.  Seller has not: (i) sold, assigned, transferred, delivered or otherwise disposed of any of the Portfolio Property which Seller is transferring to Buyer; (ii) converted, exchanged or redeemed any of the Interests being transferred by Seller pursuant to this Purchase Agreement; (iii) except as set forth on Schedule 5(d) or as consented to by Buyers pursuant to Section 7(b)(i) below, amended, canceled or terminated any Portfolio Property Agreement to which Seller is a party or entered into any new Portfolio Property Agreement; (iv) except as consented to by Buyers pursuant to Section 7(b)(i) below, created or permitted to exist any Lien on any of the portion Portfolio Property being transferred by Seller pursuant to this Purchase Agreement, other than Investment Liens or Liens which have been fully discharged; (v) received written notice from any Manager of any default or breach by Seller under any Portfolio Property Agreement, (vi) taken any action or failed to take any action the effect of which would be to cause Seller to incur a penalty or other specified consequence under the applicable Portfolio Property Agreements, including the conversion of the Interests to a fixed obligation, or (vii) agreed to do any of the foregoing.  To Seller’s knowledge, Seller has participated in each investment made by the Partnerships.  Seller has not opted out or elected to be excluded from any investments of any of the Partnerships pursuant to the terms of the Portfolio Property Agreements. Except as set forth on Schedule 5(h), Seller does not hold any interest in any portfolio investment of any Partnership through an AIV.

(i)                                     ERISA.  Seller is not subject to Title I of ERISA and/or section 4975 of the Code, and none of the Seller’s assets are deemed to include “plan assets” of any “benefit plan investor” as that term is defined in section 3(42) of ERISA.

(j)                                    Compliance with Laws.  To Seller’s knowledge, Seller’s ownership of the Interests has been conducted in all material respects in accordance with all applicable laws, rules, and regulations of all governmental authorities or agencies having jurisdiction over Seller.  Seller does not appear on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”).  Seller

further represents and warrants that the monies used to fund the investment in the Interests are, to the actual knowledge of Seller based only on such due diligence as required by applicable U.S. federal anti-money laundering law, not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, any country (i) under a U.S. embargo enforced by OFAC, (ii) that has been designed as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering, or (iii) that has been designed by the U.S. Secretary of the Treasury as a “primary money laundering concern.”  Seller further represents and warrants that Seller does not know or have any reason to suspect that (A) the monies used to fund Seller’s investment in the Interests have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities, and (B) the proceeds from Seller’s purchase of the Interests will be used to finance any illegal activities.  Notwithstanding the foregoing, Seller makes no representations, warranties or covenants regarding the pension plan participants or beneficiaries of Seller’s underlying pension plans or any interests held by or contributions made by such persons.

6.                                      Representations and Warranties of Buyers.

Each Buyer hereby represents and warrants to Seller, as of the date of this Purchase Agreement and as of each Closing Date, as follows:

(a)                                 Authorization.  Such Buyer is a limited liability company duly organized and validly existing in good standing under the laws of Delaware.  Such Buyer has the requisite power and authority to enter into, execute and deliver this Purchase Agreement and each of the Additional Buyer’s Documents and to perform all of the obligations to be performed by it hereunder and thereunder.  This Purchase Agreement and the transactions contemplated hereby have been, and each of the Additional Buyer’s Documents will have been at the applicable Closing, duly authorized, executed and delivered by it, and this Purchase Agreement constitutes, and each of the Additional Buyer’s Documents will constitute at the applicable Closing, its valid and binding obligation, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws or general application affecting enforcement of creditors’ rights generally.

(b)                                 No Conflicts.  Neither the execution and delivery of this Purchase Agreement or the Additional Buyer’s Documents nor the performance or consummation of the transactions contemplated hereby by such Buyer will conflict with, result in the material breach of, constitute a material default under or accelerate the performance required by the terms of: (i) any law, rule or regulation of any government or governmental or regulatory agency applicable to such Buyer; (ii) any judgment, order, writ, decree, permit or license of any court or governmental or regulatory agency to which such Buyer may be subject; (iii) any contract, agreement, commitment or instrument to which such Buyer is a party or by which it or any of its assets is bound (assuming, in the case of the Portfolio Property Agreements, the receipt of any Approvals required thereunder); or (iv) such Buyer’s constituent documents or other governing instruments (or constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing).  The execution and delivery of this Purchase Agreement by such Buyer and the performance and consummation of the transactions contemplated hereby do not require any registration, filing, qualification, consent or approval under any such law, rule, regulation, judgment, order, writ, decree, permit or license to which such Buyer may be subject.

(c)                                  Acknowledgments. Such Buyer acknowledges that none of Seller, its affiliates or their respective officers, directors, partners, members or employees makes any representation or warranty with respect to, and shall have any responsibility with respect to, the solvency, financial condition or business operations or financial statements of the Partnerships.  Such Buyer acknowledges that Seller has not given such Buyer any investment advice and that the Purchase Price may be more or less than the fair market value of the Interests.  Such Buyer is acquiring the applicable Interests for such Buyer’s own account, for investment and not with a view to the distribution or resale thereof, except in compliance with the Act and applicable state securities laws.  Such Buyer has evaluated the merits and risks of purchasing the Interests on the terms set forth in this Purchase Agreement on its own and without reliance upon Seller (other than with respect to Seller’s representations, warranties and covenants set forth herein), and has such knowledge and experience in financial and business matters and in making investments of this type that it is capable of evaluating the merits and risks of such purchase, is aware of and has considered the financial risks and financial hazards of purchasing the Interests on the terms set forth in this Purchase Agreement and is able to bear the economic risks of purchasing the Interests, including the possibility of complete loss with respect thereto.  Such Buyer has had access to such information regarding the business and finances of each Interest and such other matters with respect to each Interest as a reasonable person would consider in evaluating the transactions contemplated hereby, including, in particular, all information necessary to determine the fair market value of the Interests.  Such Buyer is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Act and a “qualified purchaser” as that term is defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended.  To such Buyer’s knowledge, such Buyer is not a “party-in-interest” of Seller within the meaning of Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person,” with respect to Seller within the meaning of Section 4975(e) of the Code (as hereinafter defined) and the consummation of the transactions contemplated by this Purchase Agreement will not be a “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code).  Such Buyer acknowledges that it has conducted its own investigation of each Partnership and has not relied on Seller in connection therewith except as to Seller’s representations, warranties, and covenants set forth in this Purchase Agreement and the Additional Seller’s Documents.

(d)                                 Litigation.  There is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending or, to such Buyer’s knowledge, threatened against such Buyer, at law or in equity, before or by any governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would question the validity of, or prevent the consummation of, the transactions contemplated by this Purchase Agreement or materially and adversely affect the Interests being transferred to such Buyer pursuant to this Purchase Agreement.  There is no action or suit by such Buyer pending or threatened against any other person or entity relating to the Interests, the Managers or the Partnerships.

(e)                                  Sufficient Funds.  Such Buyer will have on each Closing Date available funds in cash sufficient for the payment of the Closing Payment payable on such Closing Date.

(f)                                   Advisers.  Such Buyer has not, directly or indirectly, dealt with anyone acting on behalf of such Buyer in the capacity of a finder or broker and has not incurred any obligations for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Purchase Agreement.

(g)                                  Source of Funds.  Neither such Buyer nor, to the actual knowledge of such Buyer based only on such due diligence as required by applicable U.S. federal anti-money laundering law, any of its beneficial owners appears on the Specifically Designated Nationals and Blocked Persons List of OFAC, or is otherwise a party with which Seller or a Partnership is prohibited from dealing under the laws of the United States.  Such Buyer further represents and warrants that the monies used to fund the investment in the Interests are, to the actual knowledge of such Buyer based only on such due diligence as required by applicable U.S. federal anti-money laundering law, not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, any country (i) under a U.S. embargo enforced by OFAC, (ii) that has been designed as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering, or (iii) that has been designed by the U.S. Secretary of the Treasury as a “primary money laundering concern.”  Such Buyer further represents and warrants that, to the extent required by applicable U.S. federal anti-money laundering law, such Buyer (i) has conducted due diligence with respect to all of its beneficial owners, (ii) to its knowledge has established the identities of beneficial owners, and (iii) will retain evidence of any such identities and any such due diligence.  Such Buyer further represents and warrants that such Buyer does not know or have any reason to suspect that (i) the monies used to fund such Buyer’s investment in the Interest have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities, and (ii) the proceeds from such Buyer’s investment in the Interests will be used to finance any illegal activities.

7.                                      Covenants.

(a)                                 Cooperation.  Buyers, on the one hand, and Seller, on the other hand, shall use reasonable commercial efforts to cooperate fully with each other in furnishing any information or performing any action reasonably requested by the other party, which information or action is necessary to the timely and successful consummation of the transactions contemplated by this Purchase Agreement.  Without limiting the generality of the foregoing, (i) Seller shall use reasonable commercial efforts to cooperate with Buyers to have the Partnerships in which Seller owns an Interest provide such Buyer with the opportunity to verify the information included on the Schedules to this Purchase Agreement, including the Capital Account Balances of Seller on the books of such Partnerships, (ii) the parties will use reasonable commercial efforts to work cooperatively together toward obtaining the Approvals and (iii) the parties will use reasonable best efforts to obtain any required consent of the Managers to the pledge and granting of a security interest in the Pledged Collateral to Seller as contemplated by Paragraph 4(e).  Notwithstanding anything herein to the contrary, neither Buyers nor Seller shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any Approval may be required, except as set forth in this Purchase Agreement.  Promptly after the date hereof, Seller shall request that each Manager either (x) deliver a confirmation that the Portfolio Property Agreements delivered to Buyers by Seller are true and complete copies of the Portfolio Property Agreements governing the Interests in the applicable Partnership or (y) deliver copies of the Portfolio Property Agreements relating to the Interests held by Seller in the applicable Partnership.

(b)                                 Certain Matters Pending Final Closing.  Seller agrees that from the date of this Purchase Agreement until the Final Closing Date:

(i)                                     Certain Conduct Pending Final Closing.  Seller shall provide Buyers with prompt notice of (A) any Distributions received or expected by Seller prior to the applicable Closing with respect to any Interest to be transferred pursuant to this Purchase Agreement and (B) any rights to take an action with respect to an Interest or under a Portfolio Property Agreement.  Except as consented to by Buyers in writing, Seller shall not: (1) other than pursuant to the exercise of a Co-Investor Right pursuant to any of the applicable Portfolio Property Agreements, dispose, liquidate, mortgage, sell, assign, or transfer, deliver or solicit any bids for, or enter into any discussions with a prospective purchaser of, the Interests to be transferred pursuant to this Purchase Agreement; (2) consent to, amend or modify any of the Portfolio Property Agreements or the Portfolio Contractual Rights, in each case with respect to the applicable Interest being sold by Seller; (3) forgive, release, compromise or demand payment of any indebtedness owed to it by a Partnership in which it owns an Interest other than upon full payment thereof; (4) make any voluntary capital contributions that Seller is not required to make or fail to make any required capital contributions to any Partnership that it owns an Interest that is to be transferred pursuant to this Purchase Agreement; (5) create or permit to exist any Lien on the Interests other than the Investment Liens and restrictions under federal and state securities laws; (6) consent to amend, cancel or terminate any of the Portfolio Property Agreements or the Portfolio Contractual Rights, in each case with respect to the Interests being sold by Seller or enter into any agreement relating thereto or to the Interests being sold by Seller; (7) fail to fulfill its obligations under any of the Portfolio Property Agreements or take any other action the effect of which would be to cause Seller to incur a penalty or other specified consequence under any

Portfolio Property Agreement, including the conversion of any of the Interests to a fixed obligation; (8) approve or reject any matter that is submitted to the partners of a Partnership for their approval; (9) exercise any Co-Investor Rights with respect to any interests in a Partnership; or (10) agree in writing to do any of the foregoing.

(ii)                                  Notices; Quarterly Reports.  Seller shall give prompt notice to Buyers of the receipt by Seller of (A) any written notice or other written communication from a Partnership relating to a default or event which, with notice or lapse of time or both, would become a default, under any of the Portfolio Property Agreements or the Portfolio Contractual Rights in each case with respect to the applicable Interests being sold by Seller hereunder, (B) any written notice or other written communication (including, without limitation, quarterly reports of any Partnership in each case with respect to the applicable Interests being sold by Seller hereunder or other financial statements or similar information) from or on behalf of such Partnership or any partner of such Partnership, and (C) any written notice received by Seller relating to any contemplated or pending claim, action, suit, proceeding or investigation by any governmental department, commission, board, agency, instrumentality or authority involving or relating to such Partnership or such Interests With respect to any such written notice, Seller shall inform Buyers of the receipt and substance thereof and, if in writing, shall promptly furnish Buyers with a copy thereof (including any related materials).

(iii)                               Tax Matters.  Seller shall use reasonable efforts to cooperate with Buyers in obtaining the agreement of the Manager of each Partnership to allocate under Section 706 of the Internal Revenue Code of 1986, as amended (the “Code”), income, gains, losses, deductions or credits attributable to the Interest in such Partnership for the tax year of such Partnership in which the Closing Date occurs between Buyers and Seller based on a closing of the books; provided such manner is permitted by the Code and the terms of the relevant Portfolio Property Agreement.  All Transfer Expenses incurred in connection with the consummation of the transactions contemplated by this Purchase Agreement shall be borne fifty percent (50%) by each of Buyers (on the one hand) and Seller (on the other hand).  In addition, any accounting tax preparation or other administrative expenses incurred (or to be incurred) by the Partnership and charged to Buyers or Seller as a result of tax basis adjustments under Section 743 of the Code or related provisions related to the transfer of the Interests shall be borne fifty percent (50%) by each of Buyers (on the one hand) and Seller (on the other hand).

(iv)                              No Solicitation.  Except for discussions and disclosure to Buyers, Seller will not, and will cause its respective officers, directors, affiliates, agents and representatives not to, initiate contact with, solicit any inquiry or proposal by or enter into discussions with, or disclose any information regarding the Interests, or afford access to its properties, books or records relating to the Interests to any other corporation, general or limited partnership, limited liability company, person or other entity or group in connection with any proposed sale, transfer, or similar transaction with respect to any of the Interests, other than pursuant to this Purchase Agreement and as required by the terms of the Portfolio Property Agreements.

(v)                                 Co-Investor Rights.  If Seller shall have received written notice of any exercise of a Co-Investor Right with respect to an Interest by one or more investors in any Partnership, Seller shall provide prompt notice thereof to Buyers. If Seller is required to transfer all or any portion of an Interest to another investor in such Partnership as a result of the exercise of a Co-Investor Right, then: (i) for all purposes of this Purchase Agreement, such transferred portion of the Interest shall be Excluded Interests and (ii) the Purchase Price shall be reduced by the Allocated Portion of the Purchase Price for such Interest (but if less than all of such Interest is being transferred then the Purchase Price and Allocated Portion of the Purchase Price for the applicable Interest shall be reduced only by the amount of the price paid to Seller from the exercise of such Co-Investor Right).

(c)                                  Assumption.  Each Buyer agrees that it will assume and perform, as of each Closing, all of the duties and obligations relating to the applicable Interests under each Portfolio Property Agreement being transferred to such Buyer as of such Closing (including, without limitation, any obligation of Seller to make any further capital contributions to the applicable Partnership from and after the Closing); provided, however, Buyers shall not be required to assume the Excluded Obligations.  Buyers and Seller agree to execute any reasonable agreements of transfer, assignment and assumption to evidence the foregoing.

(d)                                 AIVs.  If prior to the Closing, Seller is treated as owning an AIV with respect to an Interest, that AIV shall be treated as part of and transferred with the corresponding Interest.  Any AIV partnership or other operating agreements shall be deemed to be within the definition of Portfolio Property Agreement.

(e)                                  Certain Matters Pending Seller’s Receipt of Deferred Purchase Price Payment.

(i)                                     Each Buyer agrees that from the Closing Date until the date on which the Buyers remits payment in full to the Seller of all Deferred Purchase Price Amounts such that the Purchase Price due and payable by Buyers to the Seller is paid in full:

(A)                               Such Buyer will (x) preserve and maintain its legal existence, rights and privileges in the jurisdiction of its formation and not liquidate, dissolve, terminate or suspend its operations and (y) comply in all material respects with all applicable laws, statutes, rules, regulations and orders binding on such Buyer.

(B)                               Such Buyer will not commence a voluntary case under any bankruptcy or insolvency law now or hereafter in effect.

(C)                               Such Buyer shall not, without the prior written consent of Seller, directly or indirectly transfer or assign any Interest or consent to the imposition of any Lien on such Buyer’s Pledged Collateral (other than the Liens created hereunder for the benefit of Seller, Investment Liens and restrictions under federal and state securities laws) if, upon the consummation of such proposed transfer or assignment, the aggregate net asset value of the remaining Interests that would be held by Buyers upon the consummation of such proposed transfer or assignment (as reported by the Manager of the applicable Partnership) would be less than (x) two times (y) the remaining unpaid Deferred Purchase Price Amount for Interests transferred to Buyers; provided, however, the foregoing shall not be deemed to restrict (i) the direct or indirect transfer, assignment, or imposition of Liens on the ownership interests in a Buyer (but not a Buyer’s direct ownership interest in the Pledged Collateral) so long as after any such transfer, assignment or imposition of

Lien such Buyer remains a Permitted Entity or (ii) any indirect transfer, assignment, or imposition of Liens as a result of a change in the indirect ownership interests in a Buyer due to any of the following: (I) the direct or indirect sale, transfer, assignment, pledge, mortgage, hypothecation or other disposition or transfer of the stock of a public company or real estate investment trust (“REIT”), (II) the direct or indirect creation of new stock in a public company or REIT, (III) direct or indirect stock splits or reverse stock splits in a public company or REIT, (IV) redemption of stock by a public company or REIT, (V) the conversion of a public company or publicly traded REIT from a public to a private company or the conversion of a private REIT to a publicly-traded REIT, (VI) any reorganization, merger, consolidation, recapitalization, or similar transaction with respect to a public company or REIT, (VII) any other transaction that modifies, changes, or affects the ownership or control of a public company or REIT or (VIII) the direct or indirect sale, transfer, assignment, pledge, mortgage, hypothecation or other disposition or transfer of interests in any of Goldman Sachs Asset Management, L.P., Goldman Sachs & Co., or Vintage Fund VI, L.P.

(D)                               Such Buyer will provide Seller with (I) prompt notice of any change in the direct beneficial ownership, equity ownership or control of any Buyer, (II) prompt notice of any violation by such Buyer of its obligations in Paragraph 7(e)(i)(A) and (III) prompt notice of the occurrence of any insolvency event relating to such Buyer, including without limitation the commencement by such Buyer of a voluntary case under any bankruptcy or insolvency law now or hereafter in effect, the filing of an involuntary case under any applicable bankruptcy or insolvency law now or hereafter in effect or the consent by such Buyer to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Buyer.

(E)                                Within ten (10) Business Days after the end of each fiscal quarter prior to the fourth anniversary of the Start Date, such Buyer shall furnish Seller with a certificate dated as of such date and signed by an authorized signatory of such Buyer confirming that the representations and warranties of such Buyer contained in Paragraphs 6(a), (b) and (g) of this Purchase Agreement are true and accurate in all material respects as of such date and that, to such Buyer’s knowledge, such Buyer has performed in all material respects the agreements and obligations set forth in Paragraphs 7(e)(i)(A) through (D) above.

(F)                                 Within ten (10) business days of a written request by Seller, the frequency of such requests not to exceed once per calendar quarter, Buyers shall make (or cause to be made) available to Seller copies of its most recent quarterly financial statements and such other financial information reasonably requested by Seller (which quarterly financial statements or information may be made available via access by Seller to an on-line data site maintained by (or on behalf) of Buyers).  Seller acknowledges that any information provided to Seller by such Buyer pursuant to this Paragraph 7(f)(i)(F) shall be redacted as deemed appropriate by such Buyer, including to remove any investment level information, and shall be used by Seller solely for purposes of confirming that such Buyer has complied with its obligations hereunder and for no other purposes.

(G)                               Such Buyer shall provide Seller with (I) prompt notice of the receipt by Buyers of any distributions from a Partnership with respect to or in connection with any Interest and (II) copies of any distribution notices from each Partnership (which distribution notices may be made available via access by Seller to an on-line data site maintained by (or on behalf) of Buyers).  Seller acknowledges that any information provided to Seller by such Buyer pursuant to this Paragraph 7(f)(i)(G) shall be subject to Paragraph 11 hereof, may be redacted as deemed appropriate by such Buyer, including to remove any investment level information, and shall be used by Seller solely for purposes of confirming that such Buyer has complied with its obligations hereunder and for no other purposes.

(ii)                                  Upon the occurrence of any alleged Default, Seller shall provide Buyers with written notice of such alleged Default setting forth in reasonable detail the basis for Seller’s belief that a Default has occurred.  If Buyers fail to cure any such alleged Default on or prior to the date which is ten (10) Business Days after receipt by Buyers of such written notice of Default, then the following shall apply:

(A)                               any unpaid amount of all Deferred Purchase Price Amounts with respect to Interests transferred to Buyers shall immediately become due and payable by Buyers;

(B)                               any unpaid amount of all Deferred Purchase Price Amounts with respect to Interests transferred to Buyers shall bear interest at the Prime Rate plus four percent (4%) per annum, beginning on the applicable due date for payment and continuing until paid by Buyers; and

(C)                               Seller may receive and realize upon Buyers’ Pledged Collateral, or any part thereof, including, without limitation, by requiring Buyers to transfer back to Seller all or a portion of Buyers’ Pledged Collateral having a fair value (as determined by the applicable Manager) equal to all amounts due and payable by Buyers to Seller with respect to the Deferred Purchase Price Amounts.  Seller’s rights and remedies under this Purchase Agreement with respect to the Pledged Collateral shall be cumulative and nonexclusive of any other rights that Seller may have at law or in equity.

8.                                      Conditions to Obligations of Seller.

The obligations of Seller to consummate the transactions contemplated by this Purchase Agreement at each Closing are, at the option of Seller, subject to each of the following conditions, and each Buyer shall use all reasonable efforts to cause each such condition to be timely satisfied:

(a)                                 Representations and Warranties.  The representations and warranties of such Buyer contained in this Purchase Agreement and in the Additional Buyer’s Documents shall be true and accurate in all material respects (disregarding any qualification as to materiality contained in such warranty) as of the date when made and at and as of the applicable Closing Date as though such representations and warranties were made at and as of the applicable Closing Date.

(b)                                 Performance.  Such Buyer shall have performed in all material respects all agreements and obligations and complied with all conditions required by this Purchase Agreement to be performed or complied with by such Buyer at or prior to the applicable Closing.

(c)                                  Legal Proceedings.  No statute, law, rule, regulation, judgment or order of any nature issued by a court of competent jurisdiction or governmental authority restraining, prohibiting or affecting the consummation of the transactions contemplated by this Purchase Agreement shall be in effect, and no claim, suit, action, investigation, inquiry or other proceeding by any government body or other person shall be pending or threatened which questions the validity or legality of the transactions contemplated by this Purchase Agreement.

(d)                                 Approvals.  All Approvals required to permit the transfer and assignment to such Buyer of the applicable Portfolio Property relating to the Interests of the Partnerships to be transferred at such Closing shall have been obtained and any other consents and approvals required to be obtained by such Buyer from any court, governmental agency, creditor or any other person for the execution, delivery and performance of this Purchase Agreement and the Additional Buyer’s Documents on the part of such Buyer with respect to such Interests shall have been obtained.

(e)                                  Delivery of Purchase Price.  Such Buyer shall have delivered the Closing Payment to Seller in the manner described in Paragraph 4.

(f)                                   Delivery of Assignment and Assumption Agreements.  The assignment and assumption agreements with respect to the applicable Interests being sold by Seller and purchased by such Buyer at the applicable Closing shall have been executed by such Buyer (and by the Manager of each Partnership that is required to execute any such agreements) and delivered to Seller.

(g)                                  No Rescinding of Authorization.  Such Buyer shall not have rescinded any authorizing action taken in connection with the transactions contemplated by this Purchase Agreement.

(h)                                 Delivery of Disclosure Forms.  Such Buyer shall have delivered to the Seller a completed Vendor Certification and Political Contribution Disclosure Form pursuant to N.J. Public Law 2005 Chapter 271.

9.                                      Conditions to Obligations of Buyers.

The obligations of Buyers to consummate the transactions contemplated by this Purchase Agreement at each Closing are, at the option of Buyers, subject to each of the following conditions, and Seller shall use all reasonable efforts to cause each such condition to be timely satisfied:

(a)                                 Representations and Warranties.  The representations and warranties of Seller contained in this Purchase Agreement and in the Additional Seller’s Documents to which Seller is a party shall be true and accurate in all material respects (disregarding any qualification as to materiality contained in such warranty) as of the date when made and at and as of the applicable Closing Date as though such representations and warranties were made at and as of the applicable Closing Date.

(b)                                 Performance.  Seller shall have performed in all material respects all agreements and obligations and complied with all conditions required by this Purchase Agreement to be performed or complied with by Seller at or prior to the applicable Closing.

(c)                                  Legal Proceedings.  No statute, law, rule, regulation, judgment or order of any nature issued by a court of competent jurisdiction or governmental authority restraining, prohibiting or affecting the transactions contemplated by this Purchase Agreement shall be in effect, and no claim, suit, action, investigation, inquiry or other proceeding by any governmental body or other person shall be pending or threatened which questions the validity or legality of the transactions contemplated by this Purchase Agreement.

(d)                                 Approvals.  All Approvals required to permit the transfer and assignment to Buyers of the applicable Portfolio Property relating to the Interests of the Partnerships to be transferred at such Closing shall have been obtained and any other consents and approvals required to be obtained by Seller from any court, governmental agency, creditor or any other person for the execution, delivery and performance of this Purchase Agreement and the Additional Seller’s Documents to which Seller is a party on the part of Seller shall have been obtained.

(e)                                  Delivery of Assignment and Assumption Agreements.  The assignment and assumption agreements with respect to the applicable Interests being purchased by Buyers at the such Closing shall have been executed by Seller (and by the Manager of each Partnership that is required to execute any such agreements) and delivered to Buyers.

(f)                                   No Rescinding of Authorization.  Seller shall not have rescinded any authorizing action taken in connection with the transactions contemplated by this Purchase Agreement.

10.                               Survival of Representations and Warranties.

Each and every representation and warranty in this Purchase Agreement, the Schedules to it, the Additional Seller’s Documents and the Additional Buyer’s Documents shall survive the applicable Closing and shall be fully effective and enforceable for a period of one (1) year from the Final Closing Date, except that the representations and warranties contained in Paragraphs 5(f) and 6(f) shall survive until the expiration of the applicable statute of limitations thereto and the representations and warranties contained in Paragraph 5(b) shall survive until the dissolution and final distribution of each applicable Partnership.

11.                               Confidentiality and Publicity.

(a)                                 All information furnished in writing by either party to this Purchase Agreement to the other party to this Purchase Agreement in connection with this Purchase Agreement and the transactions contemplated by it shall be kept confidential by the receiving party and shall be used by the receiving party only in connection with this Purchase Agreement and the transactions contemplated hereby, except with the specific prior written consent of the disclosing party or except to the extent that such information (i) is information which the receiving party can demonstrate was already known to the receiving party when received, (ii) at the time of disclosure or thereafter becomes lawfully obtainable from other sources through no act or failure to act on the part of the receiving party, (iii) is required to be disclosed in any document to be filed with any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or in connection with any litigation; (iv) is disclosed in order to give the notices to obtain the Approvals, (v) is disclosed to attorneys, accountants, advisors, employees, investors, partners, members, or managers of a Buyer or Seller in connection with the transactions contemplated hereby under an obligation to keep such information confidential, (vi) is required to be disclosed by court order or otherwise mandated by law, including without limitation the Open Public Records Act (N.J.S.A. 47:1A-1 et seq.) and the Open Public Meetings Act (N.J.S.A. 10:4-6 et seq.) (collectively, the “Public Records Acts”), (vii) is required to be disclosed by the rules of any applicable stock exchange, (viii) is disclosed by a Buyer or its direct or indirect members, managers, partners, officers, directors, or employees in connection with the business or operations of such Buyer or its direct or indirect members, managers, partners, or other beneficial owners (including, without limitation, disclosures made by any publicly traded company that owns a direct or indirect interest in such Buyer), or (ix) is necessary to disclose to any Partnership or Manager to effect the transactions contemplated hereby.  The parties shall use their respective commercially reasonable efforts and establish reasonable precautions to ensure that their principals, agents and employees abide by the terms of this paragraph.

(b)                                 Subject to the Public Records Acts, without the prior consent of the other party, neither Seller nor any Buyer will disclose the terms of this Purchase Agreement (including, without limitation, the Purchase Price) or the transactions contemplated hereunder, or the identity of the parties hereto, to any person, including the Managers, except (i) such disclosure as is required in any document to be filed with any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or in connection with any litigation; (ii) such disclosure as is required by court order or otherwise mandated by law, including without limitation the Public Records Act, (iii) such disclosure as is required by the rules of any applicable stock exchange, (iv) disclosure made to a party’s officers, directors, partners, members, managers, affiliates, advisors and employees who require such information for the purpose of consummating the transactions contemplated by this Purchase Agreement, (v) disclosures by a Buyer or its direct or indirect members, managers, partners, officers, directors, or employees in connection with the business or operations of such Buyer or its direct or indirect members, managers, partners, or other beneficial owners (including, without limitation, any publicly traded company that owns a direct or indirect interest in such Buyer), and (vi) such disclosure as is required by law.  Buyers and Seller will cooperate with each other to make any necessary disclosure to the partners of the Partnerships in which Seller owns an Interest in connection with any Co-Investor Rights under the applicable Portfolio Property Agreements.  Each Buyer acknowledges and agrees that notwithstanding anything to the contrary contained in this paragraph 11(b), the Seller may, with or without the receipt of a specific request, disclose or report to the public, on its website or otherwise, basic identifying information about this Purchase Agreement and the transactions described herein, including the public disclosure of Seller’s report to the New Jersey State Investment Council following consummation of the sale of certain alternative investments, in each case to the extent required by either (i) the Public Records Acts and/or (ii) the policies and procedures of the New Jersey State Investment Council as in effect from time to time, including, without limitation, the Alternative Investment Sales Procedures adopted by the New Jersey State Investment Council on or about March 24, 2011.

(c)                                  Each Buyer agrees not to pursue any action against the Seller for a violation of this Purchase Agreement that results from Seller’s compliance with its disclosure obligations under the Public Records Acts; provided, that the Seller will use its reasonable efforts (subject to the Seller’s obligations under the Public Records Acts, including without limitation the obligation to comply with required time frames) to (i) limit any such disclosure to such disclosure Seller reasonably determines is required by the Public Records Act and (ii) notify the Buyers and the Managers of any requests under the Public Records Act for disclosure of any confidential information, prior to disclosure of such information, if possible, and provide such additional cooperation as Buyers may reasonably request (to the extent Seller reasonably determines is consistent with such Public Records Acts) to protect such confidential information.

(d)                                 Notwithstanding any other provision of this Purchase Agreement to the contrary, the parties agree as follows:

(i)                                     To comply with Treasury Regulation Section 1.6011-4(b)(3), each of the parties hereto (and any employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. federal tax treatment and tax structure of any transactions contemplated by this Purchase Agreement, it being understood and agreed, for this purpose (A) the name of, or any other identifying information regarding, (1) the parties hereto, (2) any of the Partnerships or any existing or future investors (or any affiliates thereof) in the Partnerships, or (e) any investments or transactions entered into by the Partnerships, or (B) any performance information relating to the Partnerships or their investments, does not constitute such treatment or tax structure information.

(ii)                                  The filing by a Buyer or any direct or indirect owner, member, partner, principal, affiliate, or related entity of a Buyer of Form 8-K with the U.S. Securities and Exchange Commission shall be freely permitted and shall not be deemed a breach of the provisions of this Paragraph 11; provided, however, prior to the filing of such Form 8-K, Buyers shall provide Seller with a copy of such proposed Form 8-K for Seller’s review in a timely manner and Seller and Buyers shall reasonably cooperate with respect to any proposed comments or revisions that are reasonably requested by Seller (but in no event shall any modification, amendment, or deletion to such Form 8-K be required to made to the extent that Buyers determine that same would cause the Form 8-K to fail to comply with applicable laws, rules, regulations, or procedures applicable to a Buyer or its direct or indirect owners, members, partners, principals, affiliates, or related entities).

(iii)                               The parties shall jointly and reasonably cooperate with respect to the form of any written press release to be issued by either Seller or Buyers concerning the Purchase Agreement or the transactions contemplated by this Purchase Agreement.

12.                               Nonassignable Interests.

If the sale, assignment or transfer of any portion of the Portfolio Property, or a request for permission to sell, assign or transfer such portion of the Portfolio Property, pursuant to the relevant Portfolio Property Agreement would require the consent of any party other than Seller or Buyers, then this Purchase Agreement shall not constitute a contract to assign such Portfolio Property, or such effected part thereof, until such time as such consent has been received to the extent that an attempted assignment without such consent would (i) constitute a breach of the relevant Portfolio Property Agreement, (ii) create rights in others not desired by Seller or Buyer, or (iii) create rights in third parties against Seller.  Buyers and Seller shall cooperate and use all reasonable efforts to procure all Approvals which may be required in order to assign the Portfolio Property of Seller and to admit each Buyer as a substitute limited partner of each such Partnerships.

13.                               Termination; Default.

(a)                                 By Mutual Consent.  This Purchase Agreement may be terminated and the transactions contemplated by it abandoned, with respect to any Interest not transferred to Buyers prior to such termination, at any time prior to the Final Closing for any reason pursuant to the mutual written consent of Buyers and Seller, and Buyers shall have no further obligation to buy and Seller shall have no further obligation to sell any Interests not purchased by Buyers prior to such termination of this Purchase Agreement.

(b)                                 By Buyers or Seller.  This Purchase Agreement may be terminated and the transactions contemplated by it abandoned with respect to any Interest not transferred to Buyers prior to such termination by written notice from Buyers to Seller, or from Seller to Buyers, (i) in the event of a material breach by Seller or any Buyer, respectively, of any representation, warranty, covenant or agreement contained in this Purchase Agreement which is not cured within five (5) Business Days after written notice of the breach is given to the party committing the breach (it being agreed that the foregoing cure right shall not apply to the failure to make the payment of the Purchase Price on any Closing Date); or (ii) if the Final Closing does not occur on or before the Final Closing Deadline (or such later date as may be agreed upon in writing by Buyers and Seller); provided, however, that the right to terminate this Purchase Agreement under the foregoing clause (ii) shall not be available to a party if such party’s breach of this Purchase Agreement has been the cause of or resulted in the failure of the Final Closing to occur on or before the Final Closing Deadline, it being understood and agreed that a failure to satisfy any of the conditions set forth in Paragraphs 8(c) and 9(c) shall not be deemed a “breach or failure to fulfill any obligation” by any party.

(c)                                  Survival.  If this Purchase Agreement is terminated, then the following shall apply:

(i)                                     If this Purchase Agreement is terminated by the Buyers pursuant to Paragraph 13(b)(i) prior to the first Closing Date due to the willful, material breach by Seller of its obligations under this Purchase Agreement which is not cured within five (5) Business Days after written notice of the breach is given to Seller by Buyers (as provided in such Paragraph 13(b)(i)), then the Deposit shall be promptly refunded by Seller to Buyers.

(ii)                                  No party to this Purchase Agreement will have any liability or further obligation to the other party pursuant to this Purchase Agreement with respect to any Interests that have not been transferred to Buyers; provided, however, that the agreements of Seller and Buyers contained in Paragraphs 11, 15(a), 15(d) and 15(l) shall survive such termination; and provided, further, that, subject to Paragraph 15(m), if termination results from the bad faith of a party, such party will remain liable for any and all costs, expenses, damages incurred or suffered by the other party as a direct result of such failure or breach; and provided, further, that nothing herein shall affect the rights and obligations of the parties with respect to any and all Interests that have been sold to Buyers prior to such termination.

(d)                                 Acknowledgement.  Nothing herein shall affect the rights and obligations of the parties with respect to any and all Interests that have been sold to Buyers prior to such termination.

14.                               Post-Closing Notices.

(a)                                 Correspondence.  From and after any Closing, Seller shall promptly forward to Buyers any correspondence, notices or Distributions (in cash or otherwise) received by Seller or any affiliated entity that relate to the applicable Interests purchased by Buyers hereunder.  Seller shall remit any Distributions in cash, securities or other property pursuant to the preceding sentence to Buyers within fifteen (15) Business Days after receipt by Seller.

(b)                                 Tax Information.  In the event that a Partnership is an “electing investment partnership” under Section 743(e)(6) of the Internal Revenue Code of 1986, as amended (the “Code”), Seller agrees to furnish to Buyers, upon Buyers’ written request, all information in Seller’s possession with respect to each Interest reasonably necessary to enable Buyers to compute the amount of its losses (if any) disallowed under Section 743(e) of the Code.  Such information shall be furnished in compliance with the requirements of IRS Notice 2005-32 or superseding guidance issued by the Internal Revenue Service.

15.                               General Provisions.

(a)                                 Expenses.  All fees and expenses incurred in connection with this Purchase Agreement (and the transactions contemplated hereunder), including all fees of counsel, accountants, finders and advisers (other than R.V. Kuhns & Associates, Inc., the fees and expenses of which shall be paid by Seller), shall be borne by the party incurring the same.  Each of Buyers and Seller shall pay fifty percent (50%) of all Transfer Expenses and all attorneys’ and accountants’ fees of the Partnerships payable as a result of the transfer of such Portfolio Property or any part thereof, as well as any expenses requested to be paid by any Partnership with respect to the transfer of any such Portfolio Property, and each of Buyers (on the one hand) and Seller (on the other hand) shall pay fifty percent (50%) of all expenses pursuant to Paragraph 7(b)(iii).

(b)                                 Notices.  All notices, requests, demands and other communications required or permitted under this Purchase Agreement shall be in writing and shall be deemed to have been duly given and received when delivered by hand or courier when received by email transmission, or three (3) days after the date when posted by air mail, with postage prepaid, addressed as follows:

(i)                                     If to Seller, to:

Common Pension Fund E

50 West State Street

Ninth Floor

Trenton, New Jersey 08625-0290

Attn:  Timothy M. Walsh

Email:  NJDOIAI@treas.state.nj.us

with copies to:

Nixon Peabody LLP

100 Summer Street

Boston, Massachusetts 02110

Attn: Charles P. Jacobs and Kari K. Harris, Esquire

Email: cjacobs@nixonpeabody.com and kharris@nixonpeabody.com or to such other person or address as Seller shall furnish to Buyers in writing.

(ii)                                  If to Buyers, to:

NorthStar Realty Finance Corp.

399 Park Avenue, 18th Floor

New York, New York 10022

Attention:  Albert Tylis and Ronald J. Lieberman, Esq.

Email:  tylis@nrfc.com and rlieberman@nrfc.com

with copies to:

Duval & Stachenfeld LLP

555 Madison Avenue, 6th Floor

New York, New York 10022

Attention:  Terri Adler, Esq. and

File Manager (File No. 3281.0019)

Email: tadler@dsllp.com

or to such other person or address as Buyers shall furnish to Seller in writing.

(c)                                  Assignment.  This Purchase Agreement and all of its provisions shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  This Purchase Agreement may not be assigned without the prior written consent of each of the parties hereto; provided, however, that Buyers shall have the right, without the consent of Seller, to designate one or more affiliates of a Buyer or its members as an additional “Buyer” under this Purchase Agreement and to modify Schedule III in connection therewith so long as (i) such additional “Buyer” is a Permitted Entity, (ii) such additional “Buyer” delivers to Seller the Vendor Certification and Political Contribution Disclosure Form pursuant to N.J. Public Law

2005 Chapter 271 and (iii) the addition of such additional “Buyer” as a party to this Purchase Agreement does not violate applicable New Jersey law.

(d)                                 Governing Law.  This Purchase Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to the conflicts of laws principles thereof.

(e)                                  Counterparts.  This Purchase Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)                                   Interpretation.  The headings of the paragraphs and subparagraphs of this Purchase Agreement are inserted for convenience only and shall not constitute a part of or affect in any way the meaning or interpretation of this Purchase Agreement.  The words “include,” “includes” and “including” when used in this Purchase Agreement shall be deemed in each case to be followed by the words “without limitation.” Defined terms used in this Purchase Agreement shall have the same meaning whether defined or used herein in the singular or the plural, as the case may be.

(g)                                  Entire Agreement.  This Purchase Agreement, including the Schedules to this Purchase Agreement, and the other documents and certificates delivered pursuant to the terms of this Purchase Agreement set forth the entire agreement and understanding of the parties with respect to the subject matter of this Purchase Agreement and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party.

(h)                                 Amendment; Waiver.  This Purchase Agreement may be amended only by a written instrument executed by Seller and Buyers.  Any failure of Buyers to comply with any obligation, agreement or condition under this Purchase Agreement may only be waived in writing by Seller, and any such failure by Seller may only be waived in writing by Buyers, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No failure by a party to take any action against any breach of this Purchase Agreement or default by the other party shall constitute a waiver of such party’s right to enforce any provision of this Purchase Agreement or to take any such action.  Notwithstanding the foregoing, the Seller may confirm, update and finalize the amounts reflected in Schedule I (other than the amounts set forth in the columns titled “Capital Account Balance of as Cut Off Date” and “Purchase Price Allocation” which shall not be amended without the consent of Buyers) based upon discussions and correspondence with the Manager of each Partnership.

(i)                                     Third Parties.  Except as specifically set forth or referred to in this Purchase Agreement, nothing in this Purchase Agreement, expressed or implied, is intended, or shall be construed, to confer upon or give to any person or entity other than the parties and their successors or assigns, any rights or remedies under or by reason of this Purchase Agreement.

(j)                                    Additional Documents and Acts.  Each of the parties agrees to execute and deliver such additional documents, certificates and instruments, and to perform such additional acts, as may be reasonably requested and as may be necessary or appropriate to carry out the provisions of this Purchase Agreement and to consummate the transactions contemplated by this Purchase Agreement.

(k)                                 Resolution of Conflicts.  In the event of any inconsistency or conflict between the terms and provisions of this Purchase Agreement and the terms and provisions of any document executed by the parties hereto in connection with obtaining the Approvals, the terms and provisions of this Purchase Agreement shall control.

(l)                                     Forum Selection.  By reason of the laws, regulations and public policies applicable to the Seller, each Buyer freely agrees that, notwithstanding anything to the contrary in this Purchase Agreement or any Portfolio Property Agreement, any legal proceeding involving any claim asserted arising out of or related to this Purchase Agreement that (i) is brought by the such Buyer against the Seller may be brought only in, and shall be subject to the exclusive jurisdiction of, the trial division of the Superior Court of the State of New Jersey, and that such proceeding shall be governed by the procedural rules and laws of the State of New Jersey, without regard to principles of conflicts of law and (ii) is brought by the Seller against such Buyer may be brought in, and subject to the jurisdiction of, the Superior Court of the State of New Jersey, in which case such proceeding shall be governed by the procedural rules and laws of the State of New Jersey, without regard to principles of conflicts of law.  In order to effectuate the purpose of the first sentence of this Paragraph 15(l), such Buyer agrees to irrevocably waive any objection it may now or hereafter have to the laying of jurisdiction or venue in the courts of the State of New Jersey and waive any claim that any such action or proceeding brought in any such court has been brought in an inconvenient or improper forum.  Notwithstanding any provision to the contrary in this Purchase Agreement or any Portfolio Property Agreements, such Buyer agrees that the Seller shall not be deemed to have waived any objection that it may now or hereafter have to the laying of jurisdiction or venue of any such action or proceeding in any courts other than the courts of the State of New Jersey, nor deemed to waive any claim that any such action or proceeding brought in any such court has been brought in a court without jurisdiction or an inconvenient or improper forum.

(m)                             Immunities and Limitations. (i) Each Buyer understands and acknowledges that the Seller reserves all immunities, defenses, rights or actions arising out of its status as a sovereign state or entity, including those under the Eleventh Amendment to the United States Constitution and the laws and Constitution of the State of New Jersey, and no waiver of such immunities, defenses, rights or actions shall be implied or otherwise deemed to exist by the Seller’s entry into this Purchase Agreement or any Additional Seller’s Documents, by any express or implied provision thereof or by any actions or omissions to act by the Seller or any representative or agent of the Seller, whether taken pursuant to this Purchase Agreement or any Additional Seller’s Documents or prior to the Investor’s entry into same.  Nothing in the foregoing sentence shall be interpreted to relieve the Seller from any of its obligations, representations, or warranties under this Purchase Agreement.

(ii)                                  Due to the Seller’s status as a sovereign entity, notwithstanding anything to the contrary in this Purchase Agreement, any claims asserted against the Seller arising out of this Purchase Agreement shall be subject to the New Jersey Tort Claims Act (N.J.S.A. 59:1-1 et seq.) and the New Jersey Contractual Liability Act (N.J.S.A. 59:13-1 et seq.).

(n)                                 No Presumption Regarding Drafting.  Each party hereto acknowledges that it has reviewed this Purchase Agreement prior to its execution and that changes were made to this Purchase Agreement based upon its comments. If any disputes arise with respect to the interpretation of any provision of this Purchase Agreement, the provision shall be deemed to have been drafted by all of the parties and shall not be construed against any party on the basis that the party was responsible for drafting that provision.

(o)                                 Severability.  If any term, provision, agreement, covenant or restriction of this Purchase Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Purchase Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Purchase Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Purchase Agreement of Purchase and Sale, acting by their duly authorized agents, as of the date first above written.

SELLERS:

COMMON PENSION FUND E

By:	/s/ Timothy Walsh
Name: Timothy Walsh
Title: Director

BUYERS:

PROJECT SHORE JV I, LLC,

By:	Project Shore Investor I, LLC,
its managing member

	By:	NRFC Sub-REIT Corp.,
its sole member

		By:	/s/ Ronald J. Lieberman
			Name:	Ronald J. Lieberman
			Title:	Executive Vice President,
General Counsel and Secretary

PROJECT SHORE JV II, LLC,

By:	Project Shore Investor II, LLC,
its managing member

	By:	NRFC Sub-REIT Corp.,
its sole member

		By:	/s/ Ronald J. Lieberman
			Name:	Ronald J. Lieberman
			Title:	Executive Vice President,
General Counsel and Secretary